Exhibit 99.1

Sorrento Therapeutics and IGDRASOL Proceed with Development of Cynviloq™ under 505(b)(2) Bioequivalence Regulatory Pathway

Official Minutes from End-of-Phase 2 FDA Meeting Provide Clarity on Next Steps

SAN DIEGO and IRVINE, Calif., Aug. 5, 2013 /PRNewswire/ — Sorrento Therapeutics, Inc. (OTCQB: SRNE; SRNED; Sorrento) and IGDRASOL announced today that IGDRASOL has received official meeting minutes from an End-of-Phase 2 meeting for Cynviloq™ (or IG-001) with the US Food and Drug Administration (FDA). Cynviloq™ (paclitaxel polymeric micelle) is initially under development for the treatment of metastatic breast cancer (MBC) and non-small cell lung cancer (NSCLC) in the US. The FDA Division of Oncology Products 1 agreed that the data available from: (i) the postmarketing surveillance (PMS) studies conducted in ex-US territories for MBC and NSCLC, (ii) Phase 1-3 studies for MBC, and (iii) Phase 1-2 studies in NSCLC, Ovarian, Bladder, and Pancreatic cancers are sufficient to support pursuing the 505(b)(2) Bioequivalence (BE) regulatory submission pathway approach using Abraxane® and Taxol® as the Reference Listed Drugs. Abraxane® is an albumin-bound paclitaxel (nab-paclitaxel) product approved for MBC and NSCLC indications. Taxol® is a cremophor-based paclitaxel product approved for these indications as well as other cancer indications. IGDRASOL anticipates filing its BE protocol with the FDA within a month.

“Now with the regulatory pathway clearly defined, we intend to initiate the pivotal BE study of Cynviloq™ in patients with MBC before year end, and our NDA filing could be as early as 2015 for both MBC and NSCLC indications”, said Vuong Trieu Ph.D., CEO of IGDRASOL.

Sorrento has the right to acquire IGDRASOL pursuant to a previously-announced option agreement, entered into in March 2013.

About Cynviloq™

Cynviloq™ is a next-generation, branded, micellar diblock copolymeric paclitaxel formulation currently approved and marketed in several countries as Genexol-PM®. It has completed Phase 1-2/3 and PMS trials in MBC and NSCLC, and Phase 1-2 studies in pancreatic, ovarian and bladder cancers in the US and/or ex-US territories.

About Sorrento Therapeutics

Sorrento Therapeutics, Inc. is a publicly-traded, development-stage biopharmaceutical company engaged in the acquisition, discovery, development and commercialization of proprietary drug therapeutics for addressing significant unmet medical needs in the Unites States, Europe and additional international markets. Sorrento Therapeutics’ primary therapeutic focus is oncology but it is also developing therapeutics products for other indications, including inflammation, metabolic, and infectious diseases. Sorrento Therapeutics’ proprietary G-MAB® fully-human antibody library platform was designed to facilitate the rapid identification and isolation of highly specific antibody therapeutic product candidates that bind to disease targets appropriate for antibody therapy.

More information is available at www.sorrentotherapeutics.com.

About IGDRASOL

IGDRASOL’s lead therapeutic platform is Cynviloq™, a branded micellar paclitaxel formulation which is free of cremophor and human serum albumin, the excipients for Taxol® (cremophor-based paclitaxel) and albumin-bound paclitaxel (Abraxane®), respectively. Cynviloq™ combines the simplicity of manufacturing and preparation of Taxol® and potentially the albumin-mediated transport of paclitaxel. IGDRASOL intends to conduct registration trials for multiple cancer indications. The executives of IGDRASOL are a group of pharmaceutical veterans who believe that personalized paclitaxel nanoparticle therapy will present a paradigm shift in the delivery of chemotherapeutic agents. To learn more about IGDRASOL’s mission, please visit its website (http://www.igdrasol.com).

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “assumes,” “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements include statements about the potential combination of STI and IGDRASOL and the synergies and prospects for a combined enterprise going forward; and the clinical development and commercial potential of nanomedicines such as Cynviloq™ and TOCOSOL® paclitaxel. All such forward-looking statements are based on IGDRASOL and Sorrento’s current beliefs and expectations, and should not be regarded as a representation by IGDRASOL or Sorrento that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in IGDRASOL’s and Sorrento’s businesses, including: whether Sorrento will have sufficient cash and other resources to exercise the option and ultimately acquire IGDRASOL; the potential that Sorrento and the combined company may require substantial additional funding in order to obtain regulatory approval for and commercialize any oncology products; the risk that delays in the regulatory approval or commercial launch of Cynviloq™ will enable competitors to further entrench existing products, or develop and bring new competing products to market before the approval, if any, of Cynviloq™; the scope and validity of patent protection for Cynviloq™ as well as IGDRASOL’s and Sorrento’s and platform technologies, and the risk that the development or commercialization of product candidates may infringe the intellectual property rights of others; and additional risks set forth in Sorrento’s filings with the Securities and Exchange Commission. These forward-looking statements represent Sorrento’s judgment as of the date of this release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Sorrento undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Genexol-PM® is a registered trademark of Samyang Corporation; Abraxane® is a registered trademark of Celgene, Inc; Taxol® is a registered trademark of Bristol-Myers Squibb, Inc.